Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
Robert A. Virtue, President
Douglas A. Virtue, Executive Vice President
Robert E. Dose, Chief Financial Officer
Virco Mfg. Corporation
(310) 533-0474
Virco Announces First Quarter Results
Torrance, California — June 9, 2009 — Virco Mfg. Corporation (NASDAQ: VIRC) today announced first quarter results in the following letter to stockholders from Robert A. Virtue, President and CEO:
As a leading supplier of classroom furniture, the timing of our first quarter report corresponds with the seasonal transition from winter/spring inventory build to summer delivery. Monthly shipments for each of our summer months exceed the cumulative total for the first quarter. This higher volume tends to magnify whatever trends are presently in effect as we head into the delivery season. This recessionary year in particular, higher summer volume is expected to have meaningful impacts on four major elements of our business: balance sheet, margins, order rates and customer relationships. We’ll start with results from the first quarter, then look forward to the potential impact of higher volume on the trends we’ve identified.

	Three Months Ended
	4/30/2009	4/30/2008
	(In thousands, except share data)

Net sales	$27,049	$29,194
Cost of sales	18,749	19,641

Gross profit	8,300	9,553
Selling, general administrative & other expense	13,187	14,100

Loss before income taxes	(4,887)	(4,547)
Income tax benefits	(1,900)	(1,691)

Net loss	$(2,987)	$(2,856)

Cash dividend declared	$0.05	$0.05

Net loss per share — basic and diluted (a)	$(0.21)	$(0.20)

Weighted average shares outstanding — basic and diluted	14,231	14,429

(a)	Net loss per share was calculated based on basic shares outstanding due to the anti-dilutive effect on the inclusion of common stock equivalent shares.

	4/30/2009	1/31/2009	4/30/2008
Current assets	$70,033	$57,799	$85,168
Non-current assets	60,031	60,276	59,933
Current liabilities	32,575	27,664	38,992
Non-current liabilities	35,131	24,248	38,798
Stockholders’ equity	62,358	66,163	67,311
The first quarter of 2009 was marked by a 7% decline in shipments, a 13% decline in gross margin, and tightly controlled operating expenses. The net result was a 5% increase in after-tax loss. As stated above, these results tie to a very small sample size of shipments. Preliminary analysis from May suggests that year-to-date net margin has improved, meaning that through four months we’re operating at a slightly more efficient rate than last year. Credit for the improvement is about evenly split between cost controls and a shift in our product and service mix toward higher margin offerings. Importantly, operating trends continue to suggest that staffing, infrastructure and factory output are appropriately scaled to current levels of demand. As reported in April, we achieved this balance gradually over the last half of fiscal 2008 without the need for layoffs or restructuring. We are continuing to balance short-term recessionary adjustments with longer-term employee, product and market development initiatives to be fully prepared for the eventual end of this recession.

As described above, acceleration of seasonal shipping volume tends to magnify whatever trends are in force at the beginning of summer. This year some of those trends are positive, while others are negative. In aggregate, their net impact is likely to be moderately positive through the end of summer.
In terms of our balance sheet, the positive trends established last year have continued into 2009. Inventories at the end of the first quarter were $49M vs. $63M in 2008, a reduction of 22%. Bank borrowings closely follow our seasonal bulge, financing the buildup of inventory in winter/spring and the collection of accounts receivable in summer/fall. Therefore, as inventories drop, borrowings follow a parallel path. At the end of the first quarter bank debt was $16M vs. $29M last year, a reduction of 45%.
In the case of both inventories and borrowings, heavy summer shipments are expected to reinforce current trends. By June our inventories always begin to drop and, while they’re fully adequate to support demand, we expect them to fall below last year’s levels by the end of summer. We also expect borrowings to remain substantially below last year’s absolute levels (in terms of dollars) and relative levels (in terms of debt to earnings and equity). In summary, our liquidity trend is positive and likely to remain so.
Margins are another trend moving in a positive direction. In June 2008 raw materials such as oil, steel and plastics experienced speculative spikes in prices. For us the timing was unfortunate, coming at the seasonal transition from low to high shipping volume. We managed to absorb the impact without major restructuring, but margins continued to suffer for the remainder of the year. This summer, trends on raw material are favorable. Especially in comparison with 2008, the relationship of selling price to cost-of-goods-sold seems likely to improve through at least the second quarter.
Order rates are a major trend moving in a recessionary direction. For many publicly-funded agencies, including public schools, the budget year runs from July 1 to June 30. This means that the first half of 2008 was still carrying momentum from late 2007, while the first half of 2009 is now clearly being affected by the uncertainty of public funding. All major indicators of demand are now trending downward by mid- to high-single digits. Traditionally the most accurate of these is “shipments plus backlog,” a combination of year-to-date shipping volume plus un-delivered summer projects. At the end of the first quarter shipments plus backlog was down approximately 1%. At the end of May the figure had deteriorated to approximately 5%. The true wild card for order rates is stimulus funding, some of which is now reaching individual school districts. We’ve built our operating plan on the conservative assumption that stimulus funding will be late and light — in other words we’re not betting on it — but if we’re right, the downward trend in orders may offset some or all of the positive trends in operations and gross margin. We remain hopeful but not dependent with regard to the stimulus.
Customer relationships are a third trend moving in a positive direction. We’ve dedicated much of our organizational capital to enhancements in product, service and follow-through for our existing loyal customers. We’ve also made meaningful progress in reaching new customers who appreciate our innovative products, PlanSCAPE® project management, reliable delivery, and financial strength. While we’re disappointed with a 5% decline in shipments plus backlog at the end of May, we appear to have fared better than certain furniture indices. Aggregated figures for BIFMA (the Business and Institutional Furniture Manufacturers’ Association) are more in the range of 20% — 30%. If our relative position is in fact somewhat better, we attribute a portion of that improvement to new customer relationships.
We continue to be satisfied with the reception of our new products. Our portfolio of organically developed products is growing by one or two major families per year. These internal additions have been strengthened by an equally diverse assortment of new items from our vendor partners. Collectively, these products provide educators with a broad choice of performance, style, comfort and price for every functional space on a modern campus. Our goal is to continue these line extensions and enhancements using the same techniques that have been successful over the past six years. Taken together, all capital expenditures including product and service development, process enhancement, IT, and ordinary maintenance will continue to be in the range of $3,000,000 — $5,000,000 per year. At current levels of operation, this leaves sufficient cash flow and liquidity to fund our cash dividends, pension obligations, and share repurchase programs.
To summarize, we find ourselves in a dynamic situation where many large trends are moving in contradictory directions. The biggest trend — demand — is currently moving down. Three other trends — strength of balance sheet, gross margins and customer retention — are moving up. From where we sit today, we believe the net impact of these four trends will be slightly positive through the second quarter, and perhaps into the third. We also believe that we have sufficient latitude financially and operationally to adjust to moderate fluctuations in either direction as the year progresses. As with 2008, we do not anticipate the need for layoffs or restructuring charges to balance internal operations with external demand.
We usually end these reports by thanking our stockholders, employees and business partners for their support. This time it’s appropriate to thank our customers first. We appreciate the extraordinary human and financial challenges presented by a sudden downturn in funding. We lived through a similar experience several years ago, so we’re dedicated to doing whatever we can to help educators get through this difficult period. We understand that the first duty of teachers is to teach, and that furniture is only a tool. When the right answer is service as opposed to a sale, we understand that as well and we’ll respond just as promptly.
This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding: new business strategies; the cost and availability of steel and other raw materials; the costs of utilities and freight; the continuing impact of our Assemble-to-Ship and Equipment for Educators™ programs on earnings; market demand and acceptance of new products; development of new distribution channels; pricing; and seasonality. Forward-looking statements are based on current expectations and beliefs about future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors, many of which are out of our control and difficult to forecast. These factors may cause actual results to differ materially from those which are anticipated. Such factors include, but are not limited to: changes in general economic conditions including raw material, energy and freight costs; the seasonality of our markets; the markets for school and office furniture generally; the specific markets and customers with which we conduct our principal business; and the response of competitors to our price increases. See our Annual Report on Form 10-K for the year ended January 31, 2009, and other materials filed with the Securities and Exchange Commission for a further description of these and other risks and uncertainties applicable to our business. We assume no, and hereby disclaim any, obligation to update any of our forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic reports or other methods of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements which are not addressed by such an update remain correct or create an obligation to provide any other updates.
End of filing